EXHIBIT 11

                            VALCOM, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE NINE MONTHS ENDED
                     SEPTEMBER 30, 2001 AND 2000

Computation of earnings per common share
                                            Nine Months     Nine Months
                                              Ended            Ended
                                          Sept. 30, 2001    Sept. 30, 2000
                                            --------------   --------------
Shares outstanding:                           8,909,401        8,716,512
Weighted average shares outstanding           8,909,401        8,716,512
Net loss                                   $ (1,869,696)    $   (984,535)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                        (1,869,696)        (984,535)
Net loss per share                         $    (0.21)     $     (0.11)
